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                                                                    EXHIBIT 3(I)


                         CERTIFICATE OF AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                          OF R&G FINANCIAL CORPORATION


         I, Enrique Umpierre-Suarez, the duly appointed Secretary of R&G Financial Corporation (the "Corporation"), a corporation duly organized and existing under the laws of the Commonwealth of Puerto Rico, HEREBY CERTIFY:

         FIRST: That at a meeting of the Corporation's Board of Directors duly held on May 11, 2001, at which quorum was present and acting throughout, a resolution was duly adopted setting forth a proposed amendment to the first sentence of Article IV of the Corporation's Amended and Restated Certificate of Incorporation, which reads as follows:

                  The total number of shares of all classes which the Corporation shall have the authority to issue is NINETY MILLION (90,000,000) shares, consisting of FORTY MILLION (40,000,000) shares of Class A Common Stock, par value $0.01 per share (hereinafter called the "Class A Common Stock"), FORTY MILLION (40,000,000) shares of Class B Common Stock, par value $0.01 per share (hereinafter called the "Class B Common Stock"), and TEN MILLION (10,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter called the "Preferred Stock").

         SECOND: That the foregoing amendment was duly presented for stockholder approval at a special meeting of stockholders of the Corporation duly held on June 12, 2001, at which quorum was present and acting throughout, and that pursuant to the provisions of Article X of the Corporation's Amended and Restated Certificate of Incorporation and Article 8.02 of the Puerto Rico General Corporation Law of 1995, as amended, the amendment was duly approved at such meeting by the affirmative vote of a majority of all of the issued and outstanding shares of common stock entitled to vote at such meeting.



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         IN WITNESS WHEREOF, I, as Secretary of the Corporation, have duly executed this Certificate of Amendment in San Juan, Puerto Rico, this 12th day of June, 2001.



                                                   /s/ Enrique Umpierre-Suarez
                                                   ----------------------------
                                                   Enrique Umpierre-Suarez
                                                   Secretary